UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

Stanley Furniture Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1641 Fairystone Park Highway, Stanleytown, Virginia	24168
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 627-2000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to the Form 8-K originally filed on December 22, 2009 is being filed to correct the date and number of the amendment to the Registrant’s Note Purchase and Private Shelf Agreement appearing in the first paragraph of Item 1.01 of the original filing.

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2009, the Registrant entered into a Fourth Amendment to Note Purchase and Private Shelf Agreement (the “Note Agreement Amendment”) with The Prudential Insurance Company of America, and the other holders of Notes defined therein.

Under the Note Agreement Amendment, two financial covenants (ratio of consolidated operating income to consolidated fixed charges and ratio of consolidated debt to consolidated EBITDA) will not apply during fiscal years 2009 and 2010. Pursuant to the terms of the Note Agreement Amendment, the Registrant has agreed to maintain unrestricted cash on hand of at least $25 million through April 3, 2011, and to maintain earnings before interest and taxes of not less than a loss of $15 million on an annualized basis for each of the four fiscal quarters in 2010. Beginning January 1, 2010, the interest rate on the Registrant’s outstanding 6.73% Series AA Senior Notes due 2017 and 6.94% Senior Notes due 2011 will increase to 8.23% and 8.44%, respectively, until the date on which the Registrant certifies that, for any fiscal quarter ending after January 1, 2010, its ratio of consolidated debt to consolidated EBITDA does not exceed 2.75 to 1.00 for the four fiscal quarter period ending with such quarter. In addition, during such period, the Registrant has agreed it will not incur additional indebtedness other than intercompany indebtedness or letters of credit issued in the ordinary course of business under an existing line of credit not exceeding $4 million. Under the Note Agreement Amendment, the increased interest rates will not apply to any yield maintenance amounts paid in connection with prepayment of outstanding notes.

The foregoing summary is qualified in its entirety by reference to the Note Agreement Amendment, a copy of which is filed as Exhibit 4.01 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

Date: January 5, 2010

By: s/Douglas I. Payne
Douglas I. Payne
Executive Vice President, Finance
and Administration